EXHIBIT 10.3
SEACOAST BANKING CORPORATION OF FLORIDA
CAPITAL PURCHASE PROGRAM SENIOR EXECUTIVE OFFICER CONSENT
     Seacoast Banking Corporation of Florida (the “Company”) has determined that that it is desirable and in its best interests to participate in the United States Department of the Treasury (“Treasury”) Troubled Assets Relief Program (“TARP”) Capital Purchase Program (“CPP”). The undersigned consents to the amendments to the “Benefit Plans” as defined and described in the following resolutions adopted at the December 16, 2008 meeting of the Board of Directors, as and to the extent, and for the period, required by the provisions of Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”) and applicable to participants in the Capital Purchase Program under EESA and the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008.
     The resolutions provide as follows:
     RESOLVED FURTHER, each employee benefit plan of the Corporation, including the 2008 Long-Term Incentive Plan of the Corporation, is hereby amended to conform to the provisions and requirements of the Emergency Economic Stabilization Act of 2008 (“EESA”) applicable to participants in the Capital Purchase Program under EESA by adding the following provision as a final section to the agreements evidencing such benefit plans:
     “Compliance With Section 111 of EESA. Solely to the extent, and for the period, required by the provisions of Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”) applicable to participants in the Capital Purchase Program under EESA and the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008: (a) each “Senior Executive Officer” within the meaning of Section 111 of EESA and the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008 who participates in this plan or is a party to this agreement shall be ineligible to receive compensation hereunder to the extent that the Salary and Benefits Committee (or other applicable committee) of the Board of Directors of the Company determines this plan or agreement includes incentives for the Senior Executive Officer to take unnecessary and excessive risks that threaten the value of the financial institution; (b) each Senior Executive Officer who participates in this plan or is a party to this agreement shall be required to forfeit any bonus or incentive compensation paid to the Senior Executive Officer hereunder during the period that the Department of the Treasury holds a debt or equity position in the Company based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate; and (c) the Company shall be prohibited from making to each Senior Executive Officer who participates in this plan or is a party to this agreement, and each such Senior Executive Officer shall be ineligible to receive hereunder, any “golden parachute payment” in connection with the Senior Executive Officer’s “applicable severance from employment,” in each case, within the meaning of Section 111 of EESA and the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008.”

Agreed to and acknowledged
as of the 19th day of December, 2008:

/s/ Dennis S. Hudson, III. Dennis S. Hudson, III.
Chairman and Chief Executive Officer

/s/ William R. Hahl William R. Hahl
Executive Vice President and Chief Financial Officer

/s/ O. Jean Strickland O. Jean Strickland
Senior Executive Vice President

/s/ A. Douglas Gilbert A. Douglas Gilbert
President and Chief Operating Officer

/s/ H. Russell Holland III H. Russell Holland III
Executive Vice President, Chief Banking Officer